                       NON-QUALIFIED STOCK OPTION AGREEMENT

     This agreement is between Ballinger Corporation, a Washington corporation (the "Company"), and Jimmy S.H. Lee (the "Optionee"). The Company and the Optionee agree as follows:

1.   GRANT OF OPTION

     Pursuant to the 1994 Non-Qualified Stock Option Plan (the "Plan"), the Company hereby grants to the Optionee, as of the date of grant set forth in the final paragraph of this Agreement (the "Date of Grant"), an option to purchase 230,000 fully-paid and non-assessable shares (the "Option Shares") of common stock of the Company, $.01 par value (the "Common Stock"), at a price of $1.40 per share, upon the terms and conditions hereinafter stated (the "Option"), to all of which the Optionee, by the acceptance hereof, assents. It is intended that the Option not constitute an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2.   OPTION PERIOD

     The Option shall expire at the close of business on the first day following the tenth (10th) anniversary of the Date of Grant (the "Option Period").

     The Option is exercisable immediately upon approval of the Plan by the shareholders of the Company to purchase 33 1/3 percent of the Option Shares and shall become exercisable to purchase an additional 33 1/3 percent of the Option Shares on each anniversary of the Date of Grant, commencing on the first
(1st) anniversary of the Date of Grant. The Option shall not be exercisable with respect to fractional Option Shares.

3.   EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH OF OPTIONEE

a. If the Optionee ceases to be an officer or employee of the Company for any reason other than death or termination for cause, or remains an employee of the Company but ceases to be employed in a position in which employees are eligible to receive options, as determined in the sole judgment of the Board of Trustees of the Company (the "Board") or an authorized committee of the Board (together with the Board, the "Committee"), the Optionee may exercise the Option as set forth in this Agreement only for a period of ninety days after such cessation (but not beyond the Option Period). Any exercise of the Option after such cessation may be only to the extent of the full number of Option Shares the Optionee was entitled to purchase under the Option on the date of such cessation, plus any additional portion of the Option Shares which the Optionee would have become entitled to purchase during the ninety-day period following such termination. Such portion shall be rounded, if necessary, to the nearest whole share.

b. If the Optionee dies while an officer or employee of the Company, the Option will continue in effect and may be exercised as set forth in this Agreement for a period of twelve (12) months from the date of the Optionee's death. Such portion shall be rounded, if necessary, to the nearest whole share.

c. If the termination of the Optionee's position as an officer or employee of the Company is for cause (as determined in the sole judgment of the Committee), the Option shall thereupon be canceled and the Optionee shall have no right to exercise any part of the Option after such termination.

4.   MANNER OF EXERCISE

     The option shall be exercised by giving written notice using the form prescribed by the Company. Payment must be made in full in:

a.   Cash, or

b. In the discretion of the Committee, by delivering Common Stock of the Company already owned by the Optionee, or

c. In the discretion of the Committee, a combination of cash and Common Stock already owned by the Optionee.

     For purposes of exercising the Option, Common Stock delivered to the Company in payment of the exercise price shall be valued at the publicly reported price for the last sale of the Common Stock, or the average of the publicly reported closing bid and asked prices of the Common Stock, as applicable, on the last business day preceding the date upon which the Company receives written notice of exercise, or, if there are no publicly reported prices of the Company's Common Stock, at the fair market value of the Common Stock, as determined in good faith by the Board.

5.   WITHHOLDING

     Prior to the delivery of any Option Shares purchased upon exercise of the Option, the Company shall determine the amount of the federal and state income tax, if any, required to be withheld under applicable law and shall collect from the Optionee the amount of any such tax to the extent not previously withheld.

6.   ADJUSTMENTS

     The number of Option Shares subject to the Option shall be adjusted as follows:

a. In the event that the Company's outstanding Common Stock is changed by any stock dividend, stock split or combination of shares, the number of Option Shares subject to the Option shall be proportionately adjusted.

b. Except as provided in sub-section (d) hereof, in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there may be substituted on an equitable basis as determined by the Committee, for each Option Share then subject to the Option, the number of kind of shares of stock or other securities, or other property (including cash), to which the holders of Common Stock of the Company will be entitled pursuant to the transaction (and such shares, securities and property will thereafter be deemed to be Option Shares for purposes of this Agreement).

c. In the event of any other relevant change in the capitalization of the Company, the Committee shall provide for an equitable adjustment in the number of Option Shares then subject to the Option. In the event of any such adjustment, the purchase price per Option Share shall be proportionately adjusted.

d. Notwithstanding the foregoing provisions of this Section 6, upon the dissolution of the Company, or upon any merger or consolidation of the Company where the Company is not the surviving corporation and the surviving corporation does not agree to exchange one of its options for the Option or where the Committee does not make such other arrangements which it may deem fair and equitable, the Option shall terminate and thereupon become null and void, but the Optionee shall have the right, immediately prior to such dissolution, merger or consolidation, to exercise the Option without regard to any otherwise applicable restriction as to time of exercise other than expiration of the Option Period.

7.   NON-TRANSFERABILITY OF OPTION

     The Option shall not be transferable except to the executive or administrator of the Optionee's estate or to the Optionee's heirs or legatees, and shall be exercisable during the Optionee's lifetime only by the Optionee. The Option may, however, be surrendered to the Company for cancellation for such consideration and upon such terms as may be mutually agreed upon by the Company and the holder of the option.

8.   OTHER PROVISIONS

a. The holder of the Option shall not be entitled to any rights of a stockholder of the Company with respect to any Option Shares until such Option Shares have been paid for in full and issued upon exercise of the Option.

b. Nothing in the Plan or in the Option shall be deemed to interfere with or limit in any way the right of the Company to terminate the Optionee's employment at any time, nor confer upon the Optionee any right to continue in the employ of the Company.

c. The Option shall not be affected by an authorized leave of absence so long as the Optionee continues to be an officer or employee of the Company.

d. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

e. As a material part of this Agreement, the Optionee and the Company agree that in the event of any dispute between the Optionee and the Company, the dispute shall be resolved by binding arbitration under the Commercial Rules of the American Arbitration Association.

f. Securities Laws. Upon exercise of the rights granted under this Agreement, Optionee agrees that Optionee will not transfer any shares acquired hereunder so as to result in a distribution in violation of the applicable federal and state securities laws.

9.   INCORPORATION OF PLAN BY REFERENCE

     The Option is subject to all of the terms and provisions of the Plan, a copy of which is available upon request, as the same may be amended from time to time, and such terms and provisions are hereby incorporated herein and made a part hereof as if set forth at length herein.

     The Option evidenced by this Agreement is granted on the 11th day of January, 1995. The Company and the Optionee have executed this Agreement as of such Date of Grant.

                                          By             Jimmy S.H. Lee
                                                             (Name)

                                                     /s/ Jimmy S.H. Lee
                                                       Optionee Signature

                                                    /s/ Michael J. Smith
                                                        Michael J. Smith
                                                    Executive Vice President
                                                      Ballinger Corporation